COMPUTATION OF NET EARNINGS PER SHARE
                       General Nutrition Companies, Inc.


     Primary earnings per share is computed by dividing net earnings by the weighted average number of common shares and common stock equivalents outstanding. Fully diluted earnings per share further assumes the issuance of additional shares of common stock and the elimination of tax effected interest expense for the conversion of convertible debentures. The loss per share amounts do not include common stock equivalents since that would reduce the net loss per share.


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                                                12 Weeks     12 Weeks     24 Weeks  24 Weeks
                                                   Ended        Ended        Ended     Ended
                                                 July 20,     July 22,     July 20,  July 22,
                                                    1996         1995         1996      1995
                                                     (In thousands, except per share data)

Net earnings (loss) available for common shares   $ (51,879)  $ 15,147   $  (31,701) $ 30,248

Elimination of tax effected interest expense
 on convertible debt for fully diluted per
 share calculations                               $      --   $    408   $       --  $    816

Common stock                                         86,681     77,182        88,122   77,032
Outstanding warrants                                     --      1,450           --     1,450
Outstanding options                                      --      2,796           --     2,924
Primary weighted average common shares               86,681     81,428        88,122   81,406

Common stock                                         86,681     77,182        88,122   77,032
Outstanding warrants                                     --      1,450            --    1,450
Outstanding options                                      --      2,796            --    2,924
Conversion of convertible debt into common stock         --      8,196            --    8,196
Fully diluted weighted average common shares         86,681     89,624        88,122   89,602

Primary earnings (loss) per share:                 $  (0.60)  $   0.19    $    (0.36) $   0.37

Fully diluted earnings (loss) per share:           $  (0.60)  $   0.18    $    (0.36) $   0.35



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